Exhibit 10.1

Facility Amount Increase Request

June 28, 2021

To: KeyBank National Association, as Administrative Agent for the Lenders parties to the Amended and Restated Revolving Credit and Security Agreement dated as of May 1, 2020 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among MC Income Plus Financing SPV LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); Monroe Capital Income Plus Corporation, a Maryland corporation, as the collateral manager (together with its permitted successors and assigns, the “Collateral Manager”); the Lenders from time to time party thereto; KeyBank National Association, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”); U.S. Bank National Association, as collateral agent; U.S. Bank National Association, as document custodian; and U.S. Bank National Association, as collateral administrator.

Ladies and Gentlemen:

The Borrower hereby refers to the Credit Agreement and requests that the Administrative Agent consent to an increase in the Facility Amount (the “Facility Amount Increase”), in accordance with Section 2.15 of the Credit Agreement, to be effected by an increase in the Commitment of KeyBank National Association. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Facility Amount Increase, the Commitment of KeyBank National Association shall be $105,000,000. For the avoidance of doubt, after giving effect to this Facility Amount Increase, Schedule 1 to the Credit Agreement shall be as set forth on Schedule I attached hereto and made a part hereof.

This Agreement shall be deemed to be a contractual obligation under, and shall be governed by and construed in accordance with, the laws of the state of New York.

The Facility Amount Increase shall be effective when the executed consent of the Administrative Agent and each affected Lender is received or otherwise in accordance with Section 2.15 of the Credit Agreement, but not in any case prior to June 28, 2021. It shall be a condition to the effectiveness of the Facility Amount Increase that all expenses referred to in Section 2.15 of the Credit Agreement shall have been paid.

The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

Please indicate the Administrative Agent’s consent to such Facility Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

MC Income Plus Financing SPV LLC

By:	Monroe Capital Income Plus Corporation, as Designated Manager

By:	/s/ Aaron Peck
	Name:	Aaron Peck
	Title:	Managing Director

KeyBank National Association

By	/s/ Philip G. Turner
	Name	Philip G. Turner
	Title	Executive Vice President

The undersigned hereby consents on this 28th day of June, 2021 to the above-requested Facility Amount Increase.

KeyBank National Association, as Administrative Agent

By	/s/ Philip G. Turner
	Name	Philip G. Turner
	Title	Executive Vice President